Second Quarter Report - 2017

Dear Fellow Shareholders:

The qualities embedded in Camden National, including our unwavering customer commitment, exceptional people, and a strong commitment to our shareholders have led us to a successful first half of 2017.

We Listen. It’s important for us to know if we’re delivering a great customer experience, no matter how our customers choose to bank with us—in person, online or through our mobile app. To obtain actionable data, and understand what’s driving our customers’ experiences, we recently conducted a consumer experience survey. We were delighted to learn that our overall customer satisfaction and loyalty exceeds financial industry norms. We heard great comments, such as:

‘‘Love the app. I recently took a trip out of state and used the app to notify the bank of travel plans. Can easily check accounts to verify deposits and activity in accounts.’’

‘‘I have used the 24 hour call center over the last couple of months and found it very helpful when I had to make an emergency trip out of town.’’

We Deliver. I often say that our employees are our greatest asset—and this year is no exception.We have knowledgeable customer-facing employees, complemented by exceptional support team members. They consistently work together to introduce new technologies, design innovative products and make transactions of increasing size and speed simpler for our customers. These employees collaborate to be sure protecting our customer’s information remains a high priority. I’m pleased to report that our cyber security and information technology experts have leveraged our investments in detection and monitoring tools to help ensure our data is safe and secure.

We Guide. We pride ourselves on having independent Directors with complementary and diverse skills, backgrounds and experiences. In April, we welcomed Craig N. Denekas as a new member to the Board of Directors. Mr. Denekas currently serves as Chairman, Chief Executive Officer and Trustee of the Libra Foundation. His legal and business expertise as well as a deep commitment to Maine will bring a unique perspective to our already accomplished Board of Directors and help drive our strategic vision and corporate governance.

We Achieve. We reached a milestone with total assets now exceeding $4.0 billion accomplished through robust loan growth during the second quarter. More important than asset size is profitability with year-to-date net income of $20.3 million, up 11% over the same period a year ago.We provided strong financial performance with our return on average equity of 10.27% for the first six months of 2017 compared to 9.82% for the same period last year and a return on average assets of 1.04% compared to 0.97% over the same periods.

Delivering long-term shareholder value continues to be a focal point in all of our strategic planning and decision-making across the Company. Over the past six months, tangible book value per share has increased 5% to $19.75 per share, while Camden National’s total return on stock over a 12-month period was 57% compared to 47% for the SNL U.S. Bank $1B−$5B index and 24% for the Russell 2000 index.

We Appreciate. Thank you for your continued trust in the Camden National story. The future is bright for our shareholders, customers, communities and employees.

Sincerely,

Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	At or For The Three Months Ended June 30,		At or For The Six Months Ended June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Earnings and Dividends
Net interest income	$28,626	$28,504	$56,481	$56,456
Provision for credit losses	1,401	2,852	1,980	3,724
Non-interest income	9,888	10,552	18,460	18,469
Non-interest expense	22,158	22,330	43,586	45,239
Income before taxes	14,955	13,874	29,375	25,962
Income taxes	4,721	4,258	9,065	7,700
Net income	$10,234	$9,616	$20,310	$18,262
Diluted earnings per share[1]	$0.66	$0.62	$1.30	$1.18
Cash dividends declared per share[1]	0.23	0.20	0.46	0.40
Performance Ratios
Return on average equity	10.17%	10.22%	10.27%	9.82%
Return on average tangible equity[2]	13.96%	14.50%	14.16%	14.04%
Return on average assets	1.03%	1.01%	1.04%	0.97%
Net interest margin	3.19%	3.34%	3.19%	3.34%
Efficiency ratio[2]	56.76%	55.97%	57.36%	58.46%
Balance sheet (end of period)
Investments			$932,338	$921,989
Loans and loans held for sale			2,747,053	2,608,228
Allowance for loan losses			24,394	23,717
Total assets			4,036,367	3,910,386
Deposits			2,940,866	2,773,487
Borrowings			641,662	690,476
Shareholders' equity			406,960	384,856
Book Value per Share and Capital Ratios
Book value per share[1]			$26.23	$24.96
Tangible book value per share[1,2]			19.75	18.31
Tangible common equity ratio[2]			7.79%	7.42%
Tier I leverage capital ratio			8.92%	8.44%
Total risk-based capital ratio			13.87%	12.94%
Asset Quality
Allowance for loan losses to total loans			0.89%	0.92%
Net charge-offs to average loans (annualized)			0.05%	0.09%
Non-performing loans to total loans			1.12%	1.10%
Non-performing assets to total assets			0.77%	0.75%
1 All per share data has been adjusted to reflect the 3-for-2 split on September 30, 2016, for all periods presented.
2 This is a non-GAAP measure. A reconciliation of non-GAAP measures to GAAP can be found in the Company's earnings release dated and filed with the SEC on July 25, 2017.

1 All per share data has been adjusted to reflect the 3-for-2 split on September 30, 2016, for all periods presented.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.